FOR IMMEDIATE RELEASE                                      EXHIBIT 99.1


 ROBERTO CORDARO NAMED CHIEF EXECUTIVE OFFICER OF MCII

 Des Plaines, Ill. Feb. 3, 2000 -- Motor Coach Industries International, Inc., announced today that Roberto Cordaro has been elected chief executive officer. Cordaro was formerly president of the Automotive Group of Cummins Engine Company.

 As CEO, Cordaro, 50, will be responsible for the company's growth in all of MCII's business segments including the manufacturing of intercity motor coaches for tour, charter, line haul, transit and conversion uses. MCII, through its subsidiary Motor Coach Industries Limited, began manufacturing coaches in 1933 in Winnipeg, Manitoba. Today, with nearly $1 billion in sales, the company operates manufacturing plants in the U.S., Canada, and Mexico, and employs more than 4,500 people. MCI manufactures three of the five best-selling models on U.S. roads and estimates that more than 70 percent of the 38,000 motor coaches on the road in North America were made by MCI.

 MCII holdings include Motor Coach Industries, Inc., Motor Coach Industries Limited, and Dina Autobuses, S.A. de C.V., all manufacturers of intercity coaches in the U.S., Canada and Mexico; Hausman Bus Sales, Inc., the pre-owned coach sales and service center subsidiary; BusLease, Inc., the financing subsidiary; and Universal Coach Parts, Inc., the aftermarket parts supplier.

 The former CEO, James P. Bernacchi, will continue as an MCII shareholder, and will support the company in executing its business plan and working on industry issues.

 At Cummins Engine, Cordaro had a 21-year career in which he held several senior management positions. From 1996 he had been president of the Automotive Group, responsible for the businesses serving all highway vehicles including motor coaches and transit buses worldwide. Prior to joining Cummins, he was with Chrysler and GM in Brazil.

 Cordaro holds both bachelor's and master's degrees in engineering. He is also a graduate of the Stanford Executive Program.

 MCII is the leading designer, manufacturer and marketer of intercity coaches and related replacement parts for the North American market.


 For more information contact: Patricia Plodzeen, Public Relations, 312-595-1540 or Athena Valis, manager of marketing communications for Motor Coach Industries International, Inc., 847-299-9900.